Exhibit 99.1
For Immediate Release

Company Contacts:	ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer	Phone: 303-421-4063
randall.marx@arcwireless.net	Fax: 303-424-5085
Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net

ARC WIRELESS SOLUTIONS REPORTS 2007 FINANCIAL RESULTS

Wheat Ridge, Colorado March 28, 2008 – ARC Wireless Solutions, Inc. (NASDAQ:ARCW) today announced operating results for the fiscal year ended December 31, 2007.

     Total revenue for the fiscal year ended December 31, 2007 was $8,048,000, a 24% increase, compared to total revenue of $6,470,000 for the fiscal year ended December 31, 2006. Gross profit increased to $2,781,000 for fiscal year 2007, up 91% from $1,449,000 for fiscal year 2006. Gross margin as a percentage increased from 22.4% in fiscal year 2006 to 34.6% in fiscal year 2007. Salaries, benefits and outside consulting services, which are included in selling, general and administrative expenses, increased $469,000. Net loss from continuing operations for the fiscal year ended December 31, 2007 decreased 56% to <$703,000>, or $.23 per share, compared to a loss from continuing operations of <$1,606,000>, or $.52 per share, in the prior year.

     ARC’s balance sheet continues to remain strong. As of December 31, 2007, the Company had $14,941,000 in cash and cash equivalents, with interest income in excess of interest expense for fiscal year 2007 of $651,000 compared to interest expense in excess of interest income of $24,000 in fiscal year 2006. Total shareholders’ equity at the end of fiscal 2007 was $15,420,000 with a net book value of $4.99 per share.

     “We are generally pleased with the performance of our antenna division in 2007,” said Randall P. Marx, ARC Wireless’ Chief Executive Officer. “2007 was a pivotal year as it was the first full year of our Hong Kong/China operations, which is the primary catalyst for the increase in the gross margins. The antenna division also experienced an increase to its bad debt reserve of $395,000 primarily related to one customer, which, given our antenna division’s excellent track record of minimal bad debts in prior years, we do not see reserves of this magnitude going forward.”

     Mr. Marx continued, “During 2007 the antenna division designed, manufactured and sold three antenna categories: Broadband wireless WiMAX™ and WiFi®; GPS for telematics and asset tracking; and finally the Freedom Antenna® consumer product line. In Broadband wireless, the integrated enclosure program is well established and gaining momentum to include the international 3.5 GHz WiMAX™ frequency range. The antenna division now has 12 antennas covering the 900 MHz to 5.8 GHz frequencies.

These products, when integrated, can allow easy installation of up to 19 different OEM radios.

     The cornerstone product of the mobile antenna line is the wedge-shaped combination GPS/Cellular antenna for asset management. This product provides a GPS and cellular antenna combined into one slim line profile to provide covert installation and full coverage of all cell phone frequency bands around the world. In 2007 a number of major carriers certified the product to work within their wireless networks.

     Since the redesign of the Freedom Antenna® in late 2006, several new distributors and retail customers were added in 2007. At the 2008 CES Show in January, the Company introduced two new Freedom Antenna® products: The Freedom Blade™, a smaller version ideal for laptops and wireless internet connections, and the Freedom Cruise™, a roof mount antenna for the vehicle. The www.freedomantenna.com website has been redesigned for quick antenna details and explanations with accurate adapter identification. The site also directs the consumer to multiple locations where Freedom Antenna® products can be purchased.

     We continue to search for one or more additional businesses that would be in the Company’s interest to acquire.”

About ARC Wireless Solutions, Inc.

     ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi® and WiMAX™ panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company’s products and systems are marketed through the Company’s internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company’s Hong Kong subsidiary is located in Kowloon, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company’s financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form

10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company’s ability to successfully utilize its cash, that could cause actual results to differ materially from the Company’s expectations. The Company does not intend (and is not obligated) to update publicly any forward-looking statements.